Exhibit 99.1

Press Release

Community Valley Bancorp Announces Stock Split

(Chico, CA 04-13-05) – Community Valley Bancorp, the holding company for Butte Community Bank and CVB Insurance Agency, LLC, announced today that at their meeting of March 10, 2005, its Board of Directors approved a two-for-one stock split of its common shares.  The split entitles each shareholder of record at the close of business on May 2, 2005, two shares for every one share of Community Valley Bancorp stock they own with fractional shares paid in cash.  The pay date for the stock split will be May 16, 2005.

About Community Valley Bancorp

Community Valley Bancorp (OTC BB: CVLL) is the parent company of Butte Community Bank, a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions, and CVB Insurance Agency, LLC, a full-service insurance agency offering all lines of coverage from auto and health to commercial and farm packages.

Founded in 1990, Butte Community Bank is state-chartered with 12 branches in nine cities including Chico, Colusa, Corning, Magalia, Oroville, Paradise, Red Bluff, Yuba City and Marysville.  It also operates loan production offices in Citrus Heights and Redding. Community Valley Bancorp has headquarters in Chico, California.